Exhibit 99.1

         Pactiv Fourth Quarter EPS and Free Cash Flow up Significantly

                      Achieves Record Full Year Sales, EPS,
                               and Free Cash Flow

     LAKE FOREST, Ill.--(BUSINESS WIRE)--Jan. 23, 2007--For the quarter ended December 31, 2006, Pactiv Corporation (NYSE: PTV) today announced that income from continuing operations was $53 million, or $0.39 per share, compared with $43 million, or $0.30 per share, in 2005. Sales were $738 million compared with $741 million in 2005.

     Fourth quarter gross margin rose to 30.1 percent from 27.1 percent in 2005 based on favorable spread (the difference between selling prices and raw material costs) and favorable operating costs. Operating margin was 13.6 percent compared with 11.6 percent.

     "In the fourth quarter, our strong performance continued in spite of higher polystyrene and aluminum costs. Our overall business continued to benefit from productivity and cost reduction programs, as well as pricing actions taken in the past to offset higher raw material costs. Free cash flow generation again was outstanding, bringing us to a record for the full year. We exhibited quarter-over-quarter earnings improvement throughout 2006 despite sluggish markets by focusing on improving the profitability of our product mix. Our market positions are strong, and we are poised for good earnings growth in 2007," said Richard L. Wambold, Pactiv's chairman and chief executive officer.

     Free cash flow from continuing operations in the fourth quarter was $104 million compared with $57 million in 2005. The increase primarily was due to higher earnings and better working capital management, partially offset by higher capital expenditures. During the fourth quarter the Company repurchased
2.0 million shares of its common stock for $68 million.

     For the full year, income from continuing operations was $277 million, or $1.98 per share. Excluding the foreign exchange gain and the tax liability adjustment that occurred in the third quarter, income from continuing operations was a record $228 million, or $1.63 per share, compared with $143 million, or $0.96 per share, in 2005. Excluding restructuring and other charges, income from continuing operations in 2005 was $147 million, or $0.99 per share.

     Full year 2006 sales of $2.92 billion rose 6 percent from $2.76 billion. Gross margin was 30.5 percent compared with 26.2 percent. Operating margin was
14.5 percent compared with 10.9 percent despite an increase in selling, general, and administrative costs resulting from higher performance-based compensation, higher advertising and promotion spending, and lower pension income.

     Full year free cash flow from continuing operations was a record $308 million compared with $159 million in 2005. In 2006, the Company repurchased
13.9 million shares of its common stock for $369 million.

     Business Segment Results

     Hefty(R) Consumer Products

     Fourth quarter sales of $284 million rose 3 percent from $277 million, reflecting slightly lower volume. Most product lines posted sales increases, partially offset by a decline in tableware. Operating income was $54 million compared with $37 million in 2005, reflecting favorable spread and lower costs related to new product launches. Operating margin was 19.0 percent compared with
13.4 percent in 2005.

     For the full year 2006, sales of $1.1 billion rose 10 percent from $989 million. Operating income was $195 million compared with $112 million in 2005. Operating margin was 18.0 percent versus 11.3 percent.

     Foodservice/Food Packaging

     Fourth quarter sales of $454 million declined 2 percent from $464 million in 2005. As expected, volume declined slightly as weak market conditions continued. Operating income of $52 million was even with 2005 as spread was slightly negative due to higher raw material costs. Operating margin was 11.5 percent compared with 11.2 percent in 2005.

     For the full year, sales of $1.83 billion increased 4 percent from $1.77 billion. Operating income was $244 million compared with $186 million in 2005. Operating margin was 13.3 percent compared with 10.5 percent.

     Outlook

     The Company expects low single digit sales growth in 2007. The Company has initiated a first quarter 2007 earnings per share outlook in a range of $0.37 to $0.41, and a full year 2007 outlook for earnings per share in a range of $1.75 to $1.87. The full-year range includes non-cash pension income of $50 million pretax, $32 million after tax, or $0.23 per share.

     For the full year, SG&A expense is estimated to be approximately $300 million. The 2007 tax rate is expected to be 37 percent. Free cash flow for 2007 is anticipated to be in a range of $200 million to $225 million due to higher capital expenditures and a higher cash tax rate than in 2006. Depreciation and amortization expense will be approximately $150 million, capital expenditures will be approximately $120 million, and the cash tax rate is estimated to be approximately 30 percent.

     Other

     This press release includes certain non-GAAP financial measures. A reconciliation of the non-GAAP financial measures to GAAP is shown in the "Consolidated Statement of Income", as well as the attached "Regulation G GAAP Reconciliations" or in the attached "Operating Results by Segment". The "Operating Results by Segment" also details the impact on sales of acquisitions.

     On October 12, 2005, Pactiv completed the sale of substantially all of its protective and flexible packaging businesses. The results of those businesses, as well as costs and estimated charges associated with that transaction, have been classified as discontinued operations. The results of the protective and flexible packaging businesses that are being retained have been included in the Foodservice/Food Packaging segment, and prior period results reflect this change. This press release discusses Pactiv's results and outlook on a continuing operations basis unless noted otherwise.

     Cautionary Statements

     This press release includes certain "forward-looking statements" such as those in the Outlook section, as well as "our market positions are strong, and we are poised for good earnings growth in 2007". A variety of factors may cause actual results to differ materially from these expectations including a slowdown in economic growth, changes in the competitive market, increased cost of raw materials, and changes in the regulatory environment. More detailed information about these and other factors is contained in the Company's Annual Report on Form 10-K at page 59 filed with the Securities and Exchange Commission as revised and updated by Forms 10-Q and 8-K as filed with the Commission.

     Company Information

     Pactiv Corporation is a leading producer of specialty packaging products for the consumer and foodservice/food packaging markets. With sales of $2.9 billion, Pactiv has one of the broadest product lines in the specialty packaging industry, and derives more than 80 percent of its sales from market sectors in which it holds the No. 1 or No. 2 market-share position. For more information about Pactiv, log on to the company's website at www.pactiv.com.


                          Pactiv Corporation
                   Consolidated Statement of Income


(In millions, except per-share data)

                              Three months ended  Twelve months ended
                                 December 31,         December 31,
                              ------------------- --------------------
                                2006      2005      2006      2005
                              --------- --------- --------- ----------

Sales                             $738      $741    $2,917     $2,756

Costs and expenses
Cost of sales (excluding
 depreciation and
 amortization)                     516       540     2,027      2,035
Depreciation and amortization       35        38       145        146
Selling, general, and
 administrative                     83        73       316        259
Other expense                        4         4         6         10
                              --------- --------- --------- ----------
Operating income before
 restructuring and other           100        86       423        306
Restructuring and other              -         -        (1)         6
                              --------- --------- --------- ----------
Operating income                   100        86       424        300
Other income/(expense)
   Interest income                   2         3         6          4
   Realized foreign-exchange
    gain                             -         -        31          -
   Interest expense, net of
    interest capitalized           (19)      (22)      (73)       (82)
   Share of income of joint
    ventures                         1         -         3          2
                              --------- --------- --------- ----------
Income before income taxes          84        67       391        224
Income tax expense                  31        24       114         81
                              --------- --------- --------- ----------
Income from continuing
 operations                         53        43       277        143

  Discontinued operations,
   net of tax                       (1)       (8)       (3)       (89)
                              --------- --------- --------- ----------
Net income                         $52       $35      $274        $54
                              ========= ========= ========= ==========


Average common shares
 outstanding (diluted)           135.1     144.2     139.7      148.8

Earnings per share

  Income from continuing
   operations before exchange
   gain and tax adjustment       $0.39     $0.30     $1.63      $0.96
  Realized foreign exchange
   gain, net of tax                  -         -      0.14          -
  Tax liability adjustment           -         -      0.21          -
                              --------- --------- --------- ----------
Income from continuing
 operations                       0.39      0.30      1.98       0.96
  Discontinued operations,
   net of tax                        -     (0.05)    (0.02)     (0.60)
                              --------- --------- --------- ----------
Net income                       $0.39     $0.25     $1.96      $0.36
                              ========= ========= ========= ==========

Gross margin (before deprec.
 & amort.)                        30.1%     27.1%     30.5%      26.2%
Operating margin                  13.6%     11.6%     14.5%      10.9%


                          Pactiv Corporation
             Consolidated Statement of Financial Position



(In millions)

                                             December 31, December 31,
                                                 2006         2005
                                             ------------ ------------

Assets
Current assets
   Cash and temporary cash investments              $181         $172
   Accounts and notes receivable                     323          319
   Inventories                                       296          289
   Other                                              38           40
                                             ------------ ------------
   Total current assets                              838          820
                                             ------------ ------------
Property, plant, and equipment, net                1,093        1,141
Other assets
   Goodwill                                          525          527
   Intangible assets, net                            238          260
   Other                                              64           72
                                             ------------ ------------
   Total other assets                                827          859
                                             ------------ ------------


   Total assets                                   $2,758       $2,820
                                             ============ ============

Liabilities and shareholders' equity
Current liabilities
   Short-term debt, including current
    maturities of long-term debt                     $98           $3
   Accounts payable                                  152          179
   Other                                             284          254
   Liabilities from discontinued operations           15           20
                                             ------------ ------------
   Total current liabilities                         549          456
                                             ------------ ------------
Long-term debt                                       771          869
Pension and postretirement benefits                  403          525
Other liabilities                                    180          141
Minority interest                                      9            9
Shareholders' equity                                 846          820
                                             ------------ ------------

   Total liabilities and shareholders'
    equity                                        $2,758       $2,820
                                             ============ ============


                          Pactiv Corporation
                 Consolidated Statement of Cash Flows



(In millions)

Twelve months ended December 31,                   2006       2005
                                                 ---------- ----------

Operating activities
Net income                                            $274        $54
Adjustments
  Results of discontinued operations                     3         89
                                                 ---------- ----------
Income from continuing operations                      277        143
Adjustments to reconcile income from continuing
 operations to cash provided by continuing
 operations
     Depreciation and amortization                     145        146
     Deferred income taxes                             (19)        20
     Restructuring and other                            (1)        (1)
     Noncash pension income                            (43)       (54)
     Noncash compensation expense                        5          -
     Noncash realized foreign exchange gain            (31)         -
     Working capital                                    41         24
     Other                                              12         (8)
                                                 ---------- ----------
Cash provided by operating activities -
 continuing operations                                 386        270
Cash used by operating activities - discontinued
 operations                                            (14)        (4)
                                                 ---------- ----------
Cash provided by operating activities                 $372       $266
                                                 ---------- ----------

Investing activities
Expenditures for property, plant, and equipment
 - continuing operations                               (78)      (121)
Net proceeds from sales of assets                                 526
Acquisitions of businesses and assets                    -        (98)
Other continuing operations investing activities         3         (2)
                                                 ---------- ----------
Cash provided (used) by investing activities -
 continuing operations                                 (75)       305
Expenditures for property, plant, and equipment
 - discontinued operations                               -        (22)
                                                 ---------- ----------
Cash provided (used) by investing activities          $(75)      $283
                                                 ---------- ----------

Financing activities
Issuance of common stock                                73         28
Purchase of common stock                              (369)      (164)
Issuance of long-term debt                               -        142
Retirement of long-term debt                             -       (610)
Other                                                    2          9
                                                 ---------- ----------
Cash used by financing activities - continuing
 operations                                          $(294)     $(595)
                                                 ---------- ----------

Effect of foreign-currency exchange rate changes
 on cash and temporary cash investments                  6         (4)
                                                 ---------- ----------
Increase (decrease) in cash and temporary cash
 investments                                             9        (50)
Cash and temporary cash investments, January 1         172        222
                                                 ---------- ----------
Cash and temporary cash investments, December 31      $181       $172
                                                 ---------- ----------


                          Pactiv Corporation
                     Operating Results by Segment

(In millions)

                                      Foodservice /
                           Consumer  Food Packaging   Other    Total
                          ---------- --------------- -------- --------
Three months ended
 December 31, 2006
-------------------------
Sales                          $284            $454        -     $738

Operating income (loss)         $54             $52      $(6)    $100

Operating margin               19.0%           11.5%             13.6%

Three months ended
 December 31, 2005
-------------------------
Sales                          $277            $464        -     $741

Operating income (loss)         $37             $52      $(3)     $86

Operating margin               13.4%           11.2%             11.6%



Twelve months ended
 December 31, 2006
-------------------------
Sales                        $1,085          $1,832        -   $2,917
Acquisitions (a)                  -             (16)       -      (16)
                          ---------- --------------- -------- --------
Adjusted sales (b)           $1,085          $1,816       $-   $2,901
                          ---------- --------------- -------- --------


Operating income (loss)        $195            $244     $(15)    $424

Operating margin               18.0%           13.3%             14.5%

Twelve months ended
 December 31, 2005
-------------------------
Sales                          $989          $1,767        -   $2,756

Operating income (loss)        $112            $186       $2     $300

Operating margin               11.3%           10.5%             10.9%

(a) Adjustment to sales for acquisitions.
(b) Sales adjusted for acquisitions.


                          Pactiv Corporation
                  Regulation G GAAP Reconciliations

       Income from Continuing Operations and Earnings per Share

(In millions, except per-     Three months ended  Twelve months ended
 share amounts)                  December 31,         December 31,
                              ------------------- --------------------
                                2006      2005      2006      2005
                              --------- --------- --------- ----------
Income from continuing
 operations - US GAAP basis        $53       $43      $277       $143

Adjustments (net of tax) to
 exclude:
   Restructuring and other
    charges                          -         -         -          4
   Realized foreign exchange
    gain                             -         -       (20)         -
   Tax liability adjustment          -         -       (29)         -
                              --------- --------- --------- ----------
Income from continuing
 operations excluding
 restructuring and other
 charges, a foreign exchange
 gain, and a tax liability
 adjustment - US GAAP
 basis(a)                          $53       $43      $228       $147
                              ========= ========= ========= ==========

Average common shares
 outstanding (diluted)           135.1     144.2     139.7      148.8

Diluted earnings per share
EPS from continuing
 operations - US GAAP basis      $0.39     $0.30     $1.98      $0.96

Adjustments (net of tax) to
 exclude:
   Restructuring and other
    charges                          -         -         -       0.03
   Realized foreign-exchange
    gain                             -         -     (0.14)         -
   Tax liability adjustment          -         -     (0.21)         -
                              --------- --------- --------- ----------
EPS from continuing
 operations excluding
 restructuring and other
 charges, a foreign exchange
 gain, and a tax liability
 adjustment - US GAAP
 basis(a)                        $0.39     $0.30     $1.63      $0.99
                              ========= ========= ========= ==========


                            Free Cash Flow

                              Three months ended  Twelve months ended
                                 December 31,         December 31,
                              ------------------- --------------------
(In millions)                   2006      2005      2006      2005
                              --------- --------- --------- ----------
Cash flow provided by
 operating activities from
 continuing operations - US
 GAAP basis                       $137       $81      $386       $270
 Less: Capital expenditures -
  continuing operations            (33)      (24)      (78)      (121)
 Plus: Decrease in asset
  securitization program             -         -         -         10
                              --------- --------- --------- ----------
Free cash flow (b)                $104       $57      $308       $159
                              ========= ========= ========= ==========


                                  Outlook for
                              Twelve months ended
                               December 31, 2007
                              -------------------
(In millions)                   Low       High
                               estimate  estimate
                              --------- ---------
Cash flow provided by
 operating activities from
 continuing operations - US
 GAAP basis                       $320      $345
  Less: Capital expenditures
   - continuing operations        (120)     (120)
                              --------- ---------
Free cash flow (b)                $200      $225
                              ========= =========

(a) In accordance with generally accepted accounting principles (US
 GAAP), income from continuing operations and reported earnings per share include the impact of restructuring and other charges, realized foreign exchange gains upon dissolution of a subsidiary and the tax benefit from the downward adjustment of the income tax reserve. The company's management believes that by adjusting income from continuing operations and reported earnings per share to exclude the effect of these infrequently occurring, non-operational items, the resulting income from operations and earnings per share present a more meaningful, operationally-oriented depiction of company performance. The company's management excludes these items from income from continuing operations and earnings per share when evaluating operating performance and, along with other factors, in determining management compensation.

(b) Free cash flow is defined as cash flow from operating activities excluding the impact of changes in our asset-securitization-program balance, less capital expenditures. These measures have been calculated in accordance with US GAAP. We believe free cash flow, as defined, provides a useful measure of our liquidity. We use free cash flow as a measure of cash available to fund early or required debt retirement and incremental investments or financing activities, such as, but not limited to, acquisitions and share repurchases. However, free cash flow has limitations, in that it does not represent residual cash flow available for discretionary expenditures. Some of our expenditures are mandatory. The amount of mandatory versus discretionary expenditures can vary significantly between periods.


     CONTACT: Pactiv Corporation
              Investor Relations Contact:
              Christine Hanneman
              847-482-2429
              channeman@pactiv.com
              or
              Media Relations Contact:
              Lisa Foss
              847-482-2704
              lfoss@pactiv.com